AMENDMENT NO. 1
                         TO CO-ADMINISTRATION AGREEMENT

         AMENDMENT NO. 1, made as of the 1st of March 2002, to the Co-Administration Agreement (the "Agreement") dated August 15, 2000 by and between Armada Funds, a Massachusetts business trust (the "Trust"), SEI Investments Mutual Funds Services, a Delaware business trust ("SEI"), and National City Bank, a national banking association (together with SEI, the "Co-Administrators").

         WHEREAS, Article 10 of the Agreement provides that the Initial Term of the Agreement shall end on August 1, 2002; and

         WHEREAS, the parties wish to amend the Agreement to extend the Initial Term of the Agreement through October 31, 2002.

         NOW, THEREFORE, in consideration of the premises and covenants contained in the Agreement and this Amendment, the Trust and the Co-Administrators hereby agree as follows:

         1. The Initial Term of the Agreement as set forth in Article 10 of the Agreement shall be extended until October 31, 2002.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 to the Agreement as of the day and year first written above.

ARMADA FUNDS


By:      /S/HERBERT R. MARTENS
   -----------------------------------------------------------
Name:  Herbert R. Martens, Jr.
Title:  President


SEI INVESTMENTS MUTUAL FUNDS SERVICES


By:      /S/ JOHN MUNCH
   -----------------------------------------------------------
Name:  John Munch
Title:  Vice President and Assistant Secretary


NATIONAL CITY BANK


By:      /S/ KATHLEEN T. BARR
   -----------------------------------------------------------
Name:  Kathleen T. Barr
Title:  Senior Vice President